Exhibit 99.1

FOR IMMEDIATE RELEASE

National Interstate Corporation Announces

2004 Financial Results

RICHFIELD, OHIO, March 15 — National Interstate Corporation (Nasdaq: NATL) today reported financial results for the fiscal year ended December 31, 2004. The Company’s net income was $22.8 million ($1.47 per share) compared to $19.8 million ($1.29 per share) for 2003. The 14.8% increase in net income reflected higher profits from operations and investments, offset by increased interest expense.

Gross premiums written for 2004 of $225.0 million grew 20.0% compared to $187.6 million in 2003 reflecting both volume growth and rate increases. Expansion of existing transportation product lines, growth in alternative risk transfer products and expanded distribution in specialty personal lines contributed to the volume growth.

Premiums earned increased 24.2% to $156.9 million in 2004 from $126.4 million in 2003. The 2004 GAAP combined ratio of 83.5% was 3.2 points higher than 2003. This reflects a 4.2 point increase in the loss and loss adjustment expense ratio due to less favorable development in 2004 compared to 2003, the adverse impact of four hurricanes in 2004 and unusually low frequency and severity experienced in 2003. The GAAP expense ratio improved 1.0 point to 24.9% in 2004 as the fixed expenses grew at a slower rate than premiums earned.

Commenting on the results of the year, Alan Spachman, Chairman and President of National Interstate Corporation, said, “We are very pleased with our overall results and the 37.2% return on equity that we achieved in 2004. We continued to execute our growth strategy while maintaining a disciplined underwriting practice and intense focus on profitability. Our recent IPO enabled us to reduce debt and provides capital to fund future growth opportunities.”

About National Interstate Corporation

On January 28, 2005, National Interstate Corporation completed an initial public offering (IPO) in which it issued 3,350,000 shares and selling shareholders offered 1,074,000 shares at an initial offering price of $13.50 per share. Proceeds to the Company from the offering totaled approximately $40.6 million after deduction for the underwriting discount and offering expenses. Net proceeds were used to repay a loan from National Interstate’s majority shareholder, Great American Insurance Company and will be used for other general corporate purposes.

National Interstate Corporation, founded in 1989, is a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. National Interstate differentiates itself within its markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, group captive insurance programs for transportation companies (alternative risk transfer operations), specialty personal lines, primarily, recreational vehicle and watercraft coverage, and transportation and general commercial insurance in Hawaii. We distribute our insurance products through multiple channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Co. National Interstate is a subsidiary of the Great American Insurance Company, a property-casualty insurance subsidiary of American Financial Group, Inc. (NYSE: AFG; Nasdaq). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

This release may contain forward-looking statements that are subject to risks and uncertainties. Although National Interstate Corporation believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that could affect actual results are discussed in materials filed by National Interstate Corporation with the Securities and Exchange Commission.

Contact:	Mike Bourgon
VP – Investor Relations
(330) 659-8900
mike.bourgon@nationalinterstate.com

NATIONAL INTERSTATE CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data)

	At and for the Year Ended December 31,
	2004	2003
Operating Data:
Gross premiums written	$224,984	$187,561
Net premiums written	166,419	141,924
Premiums earned	156,908	126,364
Net investment income	8,613	5,772
Net realized gains	1,661	1,529
Other income	4,526	4,384

Total revenues	171,708	138,049
Losses and loss adjustment expenses	92,008	68,798
Commissions and other underwriting expense	36,760	32,211
Other operating and general expenses	6,888	4,893
Interest expense	1,610	1,043

Total expenses	137,266	106,945

Income before income taxes	34,442	31,104
Provision for income taxes	11,674	11,260

Net income	$22,768	$19,844

Per Share Data:
Earnings per common share, basic	$1.50	$1.32
Earnings per common share, assuming dilution	1.47	1.29
Book value per common share, basic (at period end)	$4.69	$3.31
Weighted average number of common shares outstanding, basic	15,171	15,057
Weighted average number of common shares outstanding, diluted	15,480	15,347
Common shares outstanding at period end	15,530	15,024

GAAP Ratios:
Loss and loss adjustment expense ratio	58.6%	54.4%
Underwriting expense ratio	24.9%	25.9%

Combined ratio	83.5%	80.3%

Return on equity	37.2%	49.9%

	At December 31,
	2004	2003
Balance Sheet Data (GAAP):
Cash and investments	$238,951	$167,622
Reinsurance recoverable	63,128	43,119
Total assets	401,236	300,656
Unpaid losses and loss adjustment expenses	171,031	128,726
Long-term debt *	32,547	18,901
Total shareholders’ equity	$72,789	$49,680

Policyholder Surplus (Statutory)	$92,124	$58,621

	At and for the Quarter Ended December 31,
	2004	2003
4th Quarter Data:
Total revenues	$46,181	$37,590
Net Income	6,653	5,284
Earnings per common share, basic	0.43	0.35
Earnings per common share, assuming dilution	0.42	0.34

*	Long-term debt at December 31, 2004 includes a $15 million loan from Great American Insurance Company that was paid in full in February 2005.